Exhibit 99.3

Consent of Wedbush Securities Inc.

June 21, 2017

Board of Directors

Mirna Therapeutics, Inc.

PO Box 163387

Austin, TX 78716

Re: Registration Statement on Form S-4 of Mirna Therapeutics, Inc.

Members of the Board:

We hereby consent to: (i) the inclusion of our opinion letter, dated May 15, 2017, to the Board of Directors of Mirna Therapeutics, Inc. (“Mirna”) as Annex B to the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of Mirna (the “Registration Statement”) filed on June     , 2017; and (ii) the references made to our firm and such opinion in such Registration Statement under the captions “Prospectus Summary—Opinion of the Mirna Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Mirna Reasons for the Merger” and “The Merger—Opinion of the Mirna Financial Advisor.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wedbush Securities Inc.
WEDBUSH SECURITIES INC.